Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement (333-127233), on Form S-3 of Terwin Mortgage Trust, Asset-Backed Certificates, Series TMTS 2005-16HE, Terwin Mortgage Trust Asset-Backed Certificates Series TMTS 2005-16HE, of our report dated March 23, 2005 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, which appears as an exhibit in Financial Security Assurance Holdings Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
October 17, 2005